                                                                   Exhibit 23.a


                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Rockwell Collins, Inc. on Form S-3 relating to the $750,000,000 registration of Common Stock, Preferred Stock, Debt Securities, Warrants to Purchase Common Stock, Warrants to Purchase Preferred Stock, and Warrants to Purchase Debt Securities, of our report dated May 30, 2001 on the statement of assets and liabilities of Rockwell Collins as of September 30, 2000 and 1999 and the related statements of operations, cash flows, and changes in Rockwell International Corporation's invested equity and comprehensive income for each of the three years in the period ended September 30, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph noting that Rockwell Collins had not previously operated as a stand-alone company during the periods presented), and our report dated April 12, 2001 on the balance sheet of New Rockwell Collins, Inc. as of April 10, 2001, both appearing in Amendment No. 3 to the Registration Statement on Form 10 (File
No. 001-16445) of New Rockwell Collins, Inc. (renamed Rockwell Collins, Inc.). We also consent to the reference to us under the heading "Experts" in the prospectus which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP


Chicago, Illinois

November 6, 2001